FOR IMMEDIATE RELEASE

VERENIUM APPOINTS JAMES E. LEVINE EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

-- Experienced investment banker with broad financing experience in the energy sector --

CAMBRIDGE, Mass., April 29, 2009 ― Verenium Corporation (Nasdaq: VRNM), a pioneer in the development of next-generation cellulosic ethanol and high-performance specialty enzymes, today announced the appointment of James (Jamie) E. Levine to the position of Executive Vice President and Chief Financial Officer. Levine will report directly to Carlos A. Riva, Verenium’s President and Chief Executive Officer.

“As we advance to the commercial stage of our development Jamie will play a critical role in identifying and securing the necessary financing for individual projects and in building a healthy capital structure for the company,” said Carlos A. Riva, President and Chief Executive Officer of Verenium.  “His extensive experience in corporate and project finance, as well as in other advisory and investment banking activities within the energy industry, will be important assets as we continue building Verenium into a leading next-generation biofuels company.  I would also like to thank Jeff Black for his stewardship as acting CFO and others on the senior team for their leadership these last few months,” he added.

Prior to joining Verenium, Levine held various positions with Goldman Sachs & Co., most recently as a Managing Director in the Power and Utilities Group in New York. Prior to that, he was a Managing Director in the Energy Group in London.  The majority of his tenure at Goldman Sachs & Co. centered on investment banking in the oil and gas industries, with a particular focus on the refining and marketing sectors.  Levine previously held positions with Lehman Brothers Holdings, Inc., and Industrial Economics, Inc.

Levine received a B.A. in Economics from Brandeis University and an M.B.A. with a concentration in Finance from the Wharton School of the University of Pennsylvania.

About Verenium
Verenium Corporation is a leader in the development and commercialization of cellulosic ethanol, an environmentally-friendly and renewable transportation fuel, as well as high-performance specialty enzymes for applications within the biofuels, industrial, and animal health markets. The Company possesses integrated, end-to-end capabilities and cutting-edge technology in pre-treatment, novel enzyme development, fermentation and project development for next-generation biofuels. Through a joint venture with BP, the Company is moving rapidly to commercialize its proprietary technology for the production of ethanol from a wide array of non-food feedstocks, including dedicated energy crops, agricultural waste, and wood products. In addition to the vast potential for biofuels, a multitude of large-scale industrial opportunities exist for the Company for products derived from the production of low-cost, biomass-derived sugars.

Verenium's Specialty Enzyme business harnesses the power of enzymes to create a broad range of specialty products to meet high-value commercial needs. Verenium's world class R&D organization is renowned for its capabilities in the rapid screening, identification, and expression of enzymes-proteins that act as the catalysts of biochemical reactions. For more information on Verenium, visit http://www.verenium.com.

Forward Looking Statements
Statements in this press release that are not strictly historical are "forward-looking" and involve a high degree of risk and uncertainty. These include statements related to the Company's operations, capabilities, commercialization activities, target markets and cellulosic ethanol facilities, all of which are prospective. Such statements are only predictions, and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to the differences include, but are not limited to, risks associated with Verenium's new and uncertain technologies, risks associated with the costs, labor requirements and labor availability associated with Verenium's demonstration plant, risks associated with Verenium's ability to obtain additional capital to support its planned operations, risks associated with Verenium's dependence on patents and proprietary rights, risks associated with Verenium's protection and enforcement of its patents and proprietary rights, technological, regulatory, competitive and other risks related to development, production, and commercialization of cellulosic ethanol and other biofuels and the commercial prospects of those industries, Verenium's dependence on existing collaboration, manufacturing, and/or license agreements, and its ability to achieve milestones under existing and future collaboration agreements, the ability of Verenium and its partners to commercialize products (including by obtaining any required regulatory approvals) using Verenium's technologies and timing for launching any commercialized products, the ability of Verenium and its collaborators to market and sell any products that it or they commercialize, the development or availability of competitive products or technologies, the future ability of Verenium to enter into and/or maintain collaboration and joint venture agreements and licenses, changes in the U.S. or global energy markets and laws and regulations applicable to them, and risks and other uncertainties more fully described in the Company's filings with the Securities and Exchange Commission, including, but not limited to, the Company's annual report on Form 10-K for the year ended December  31, 2008. These forward-looking statements speak only as of the date hereof. The Company expressly disclaims any intent or obligation to update these forward-looking statements.

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Contacts:

Kelly Lindenboom Vice President, Corporate Communications 617-674-5335 kelly.lindenboom@verenium.com	Sarah Carmody Sr. Corporate Communications Associate 617-674-5357 sarah.carmody@verenium.com